Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TH International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares reserved for issuance under the 2022 Equity Incentive Award Plan	Rule 457(c) and Rule 457(h)	14,486,152 (2)	$3.37(3)	$48,818,332.24	$ 110.20 per $1,000,000	$5,379.78
Total Offering Amounts					$48,818,332.24		$5,379.78
Total Fee Offsets(6)							-
Net Fee Due							$5,379.78

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Registrant’s Amended & Restated Share Option Scheme (the “Scheme”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.
(2)	This Registration Statement registers 14,486,152 ordinary shares of the Registrant, par value $0.00000939586994067732, that may be issued and allotted under the Scheme.
(3)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.37 per share, which is the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on November 3, 2022.
(6)	The Registrant does not have any fee offsets.